Exhibit 99.1

CVRx Reports Fourth Quarter and Full Year 2024 Financial and Operating Results

MINNEAPOLIS, Feb. 4, 2025 (GLOBE NEWSWIRE) -- CVRx, Inc. ("CVRx"), a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases, today announced its financial and operating results for the fourth quarter and full year of 2024.

Recent Highlights

•	Total revenue for the fourth quarter of 2024 was $15.3 million, an increase of 36% over the prior year quarter

•	U.S. Heart Failure (HF) revenue for the fourth quarter of 2024 was $14.3 million, an increase of 41% over the prior year quarter

•	Total revenue for 2024 was $51.3 million, an increase of 31% over the prior year

•	Active implanting centers for 2024 increased to 223, a 25% increase since December 31, 2023

"We capped off a very strong 2024 with a solid fourth quarter, which included 41% growth in U.S. heart failure revenue as well the successful achievement of multiple critical reimbursement milestones," said Kevin Hykes, President and CEO of CVRx. "As we look to 2025, we are focused on three key strategic priorities to drive Barostim toward becoming the standard of care – building a world-class sales organization, supporting the development of sustainable Barostim programs to drive deeper utilization, and addressing barriers to adoption. With the organization-wide success we saw in 2024, in combination with our key priorities for 2025, we are well-positioned to drive the continued adoption of Barostim therapy."

Fourth Quarter 2024 Financial and Operating Results

Revenue was $15.3 million for the three months ended December 31, 2024, an increase of $4.0 million, or 36%, over the three months ended December 31, 2023.

Revenue generated in the U.S. was $14.4 million for the three months ended December 31, 2024, an increase of $4.1 million, or 39%, over the three months ended December 31, 2023. HF revenue units in the U.S. totaled 457 and 330 for the three months ended December 31, 2024 and 2023, respectively. HF revenue in the U.S. totaled $14.3 million and $10.2 million for the three months ended December 31, 2024 and 2023, respectively. The increase was primarily driven by continued growth as a result of the expansion into new sales territories and new accounts, as well as increased physician and patient awareness of Barostim.

As of December 31, 2024, the Company had a total of 223 active implanting centers, as compared to 208 as of September 30, 2024. Active implanting centers are customers that have completed at least one commercial HF implant in the last 12 months. The number of sales territories in the U.S. increased by three to a total of 48 during the three months ended December 31, 2024.

Revenue generated in Europe was $1.0 million for both the three months ended December 31, 2024 and December 31, 2023. Total revenue units in Europe decreased to 41 for the three months ended December 31, 2024 from 52 in the prior year period. As of December 31, 2024, we had five sales territories in Europe as compared to six sales territories as of September 30, 2024.

Gross profit was $12.8 million for the three months ended December 31, 2024, an increase of $3.2 million, or 33%, over the three months ended December 31, 2023. Gross margin decreased to 83% for the three months ended December 31, 2024 compared to 85% for the three months ended December 31, 2023. Gross margin for the three months December 31, 2024 was lower due to an increase in the cost per unit.

R&D expenses increased $0.6 million, or 25%, to $2.8 million for the three months ended December 31, 2024 compared to the three months ended December 31, 2023. This change was primarily driven by a $0.5 million increase in clinical study expenses, a $0.2 million increase in consulting expenses, and a $0.1 million increase in non-cash stock-based compensation expense, partially offset by a $0.2 million decrease in compensation expenses.

SG&A expenses increased $3.2 million, or 19%, to $20.2 million for the three months ended December 31, 2024 compared to the three months ended December 31, 2023. This change was driven by a $2.9 million increase in compensation expenses, mainly as a result of increased headcount, a $1.0 million increase in non-cash stock-based compensation expense, and a $0.3 million increase in travel expenses, partially offset by a $1.1 million decrease in advertising expenses.

Interest expense increased $0.9 million to $1.5 million for the three months ended December 31, 2024 compared to the three months ended December 31, 2023. This increase was driven by the interest expense on higher levels of borrowings under the term loan agreement with Innovatus Capital Partners.

Other income, net was $1.1 million for each of the three months ended December 31, 2024 and 2023. Other income, net consisted primarily of income on interest-bearing accounts.

Net loss was $10.7 million, or $0.43 per share, for the three months ended December 31, 2024, compared to a net loss of $9.2 million, or $0.44 per share, for the three months ended December 31, 2023. Net loss per share was based on 24.7 million weighted average shares outstanding for three months ended December 31, 2024 and 20.8 million weighted average shares outstanding for the fourth quarter of 2023.

For the three months ended December 31, 2024, the Company issued 869,059 shares of common stock for gross proceeds of $12.8 million under its at-the-market offering.

Full Year 2024 Financial and Operating Results

Revenue was $51.3 million for the year ended December 31, 2024, an increase of $12.0 million, or 31%, over the year ended December 31, 2023.

Revenue generated in the U.S. was $47.2 million for the year ended December 31, 2024, an increase of $12.1 million, or 34%, over the year ended December 31, 2023. HF revenue units in the U.S. totaled 1,506 and 1,123 for the years ended December 31, 2024 and 2023, respectively. HF revenue in the U.S. totaled $46.8 million and $34.6 million for the years ended December 31, 2024 and 2023, respectively.

As of December 31, 2024, the Company had a total of 223 active implanting centers, as compared to 178 as of December 31, 2023. Active implanting centers are customers that have completed at least one commercial HF implant in the last 12 months. As of December 31, 2024, we had 48 sales territories in the U.S. as compared to 38 sales territories as of December 31, 2023.

Revenue generated in Europe was $4.1 million for the year ended December 31, 2024, a decrease of $0.1 million, or 1%, over the year ended December 31, 2023. Total revenue units in Europe decreased to 204 for the year ended December 31, 2024, from 207 for the prior year period. As of December 31, 2024, we had five sales territories in Europe as compared to six sales territories as of December 31, 2023.

Gross profit was $43.0 million for the year ended December 31, 2024, an increase of $9.9 million, or 30%, over the year ended December 31, 2023. Gross margin was 84% for both the years ended December 31, 2024 and December 31, 2023.

R&D expenses decreased $0.5 million, or 4%, to $11.1 million for the year ended December 31, 2024, compared to the year ended December 31, 2023. This change was primarily driven by a $0.5 million decrease in consulting expenses, a $0.3 million decrease in compensation expenses, and a $0.2 million decrease in travel expenses, partially offset by a $0.5 million increase in clinical study expenses.

SG&A expenses increased $26.8 million, or 42%, to $91.3 million for the year ended December 31, 2024, compared to the year ended December 31, 2023. This change was driven by a $12.7 million increase in non-cash stock-based compensation expense, an $11.0 million increase in compensation expenses, mainly as a result of increased headcount, a $1.3 million increase in travel expenses, a $0.6 million increase in bad debt expenses, and a $0.5 million increase in consulting expenses. Approximately $8.4 million of the increase in non-cash stock-based compensation expense is related to the modification of stock options held by the former CEO in connection with his retirement in the first quarter of 2024.

Interest expense increased $2.6 million, to $4.4 million for the year ended December 31, 2024, compared to the year ended December 31, 2023. This increase was driven by the interest expense on higher levels of borrowings under the term loan agreement with Innovatus Capital Partners.

Other income, net was $4.0 million for the year ended December 31, 2024, compared to $3.9 million for the year ended December 31, 2023. This increase was primarily driven by greater interest income on our interest-bearing accounts.

Net loss was $60.0 million, or $2.65 per share, for the year ended December 31, 2024, compared to a net loss of $41.2 million, or $1.99 per share, for the year ended December 31, 2023. Net loss per share was based on 22.6 million weighted average shares outstanding for year ended December 31, 2024 and 20.8 million weighted average shares outstanding for the year ended December 31, 2023.

For the year ended December 31, 2024, the Company issued 3,251,198 shares of common stock for gross proceeds of $33.8 million under its at-the-market offering.

As of December 31, 2024, cash and cash equivalents were $105.9 million. Net cash used in operating and investing activities was $40.5 million for the year ended December 31, 2024, compared to $39.6 million for the year ended December 31, 2023.

Business Outlook

For the full year of 2025, the Company continues to expect:

•	Total revenue between $63.0 million and $65.0 million;

•	Gross margin between 83% and 84%; and

•	Operating expenses between $100.0 million and $104.0 million.

For the first quarter of 2025, the Company expects to report total revenue between $14.5 million and $15.0 million.

Webcast and Conference Call Information

The Company will host a conference call to review its results at 4:30 p.m. Eastern Time today. A live webcast of the investor conference call will be available online at the investor relations page of the Company’s website at ir.cvrx.com. To listen to the conference call on your telephone, please dial 1-877-704-4453 for U.S. callers, or 1-201-389-0920 for international callers, approximately ten minutes prior to the start time.

About CVRx, Inc.

CVRx is focused on the development and commercialization of the Barostim™ System, the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. Baroreceptors activate the body's baroreflex, which in turn triggers an autonomic response to the heart. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure. Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has also received the CE Mark for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial performance (including our financial guidance regarding full year and first quarter 2025 results), our anticipated growth strategies, anticipated trends in our industry, our business prospects and our opportunities. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “outlook,” “guidance,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our history of significant losses, which we expect to continue; our limited history operating as a commercial company and our dependence on a single product, Barostim; our limited commercial sales experience marketing and selling Barostim; our ability to demonstrate to physicians and patients the merits of our Barostim; any failure by third-party payors to provide adequate coverage and reimbursement for the use of Barostim; our competitors’ success in developing and marketing products that are safer, more effective, less costly, easier to use or otherwise more attractive than Barostim; any failure to receive access to hospitals; our dependence upon third-party manufacturers and suppliers, and in some cases a limited number of suppliers; a pandemic, epidemic or outbreak of an infectious disease in the U.S. or worldwide; product liability claims; future lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and ultimately unsuccessful; any failure to retain our key executives or recruit and hire new employees; impacts on adoption and regulatory approvals resulting from additional long-term clinical data about our product; and other important factors that could cause actual results, performance or achievements to differ materially from those that are found in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact:

Mark Klausner or Mike Vallie

ICR Healthcare

443-213-0501

ir@cvrx.com

Media Contact:

Emily Meyers

CVRx, Inc.

651-338-6204

emeyers@cvrx.com

CVRx, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$105,933	$90,569
Accounts receivable, net of allowances of $780 and $508, respectively	9,268	7,551
Inventory	12,107	10,983
Prepaid expenses and other current assets	2,505	2,987
Total current assets	129,813	112,090
Property and equipment, net	2,505	1,763
Operating lease right-of-use asset	1,069	1,349
Other non-current assets	27	27
Total assets	$133,414	$115,229
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,582	$1,884
Accrued expenses	8,180	5,980
Total current liabilities	10,762	7,864
Long-term debt	49,273	29,222
Operating lease liability, non-current portion	877	1,160
Other long-term liabilities	1,447	1,036
Total liabilities	62,359	39,282
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 authorized as of December 31, 2024 and 2023; 25,324,684 and 20,879,199 shares issued and outstanding as of December 31, 2024 and 2023, respectively	253	209
Additional paid-in capital	608,354	553,326
Accumulated deficit	(537,346)	(477,381)
Accumulated other comprehensive loss	(206)	(207)
Total stockholders’ equity	71,055	75,947
Total liabilities and stockholders’ equity	$133,414	$115,229

CVRx, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue	$15,342	$11,305	$51,292	$39,295
Cost of goods sold	2,571	1,720	8,334	6,256
Gross profit	12,771	9,585	42,958	33,039
Operating expenses:
Research and development	2,805	2,241	11,131	11,633
Selling, general and administrative	20,240	17,005	91,317	64,509
Total operating expenses	23,045	19,246	102,448	76,142
Loss from operations	(10,274)	(9,661)	(59,490)	(43,103)
Interest expense	(1,520)	(579)	(4,397)	(1,799)
Other income, net	1,072	1,116	3,977	3,850
Loss before income taxes	(10,722)	(9,124)	(59,910)	(41,052)
Provision for income taxes	71	(39)	(55)	(147)
Net loss	(10,651)	(9,163)	(59,965)	(41,199)
Cumulative translation adjustment	2	1	1	—
Comprehensive loss	$(10,649)	$(9,162)	$(59,964)	$(41,199)
Net loss per share, basic and diluted	$(0.43)	$(0.44)	$(2.65)	$(1.99)
Weighted-average common shares used to compute net loss per share, basic and diluted	24,715,681	20,826,634	22,596,229	20,754,375